Exhibit 99.1

Thomas Melito
Vice President - Treasurer
NEWS RELEASE	(972) 409-1527
FOR IMMEDIATE RELEASE
Jennifer Robinson
Director — Financial Reporting
(972) 409- 4124

Michaels Stores, Inc. Reports Fourth Quarter and Fiscal 2010 Results

IRVING, Texas — March 24, 2011 — Michaels Stores, Inc. (the “Company”) today reported unaudited financial results for the fourth quarter and fiscal year ended January 29, 2011. Total sales for the quarter were $1.331 billion, a 2.4% increase from fiscal 2009 fourth quarter sales of $1.300 billion.

John Menzer, Chief Executive Officer, said, “We are pleased to announce fiscal 2010 sales surpassed $4 billion, and I would like to congratulate every associate across the organization on this noteworthy accomplishment. Fourth quarter net sales increased 2.4% driven by $22 million of incremental sales from non-comparable new stores and increased same-store sales of 70 basis points, led by our custom framing, bakeware and wall frame categories.”

Operating Results

Same-store sales for the quarter increased 0.7% due to a 0.3% increase in average ticket and a 0.4% increase in transactions. The fluctuation in exchange rates between the Canadian and US dollars favorably affected same-store sales for the fourth quarter by approximately 40 basis points.

For the year, net sales increased 3.7% to $4.031 billion as a result of a 2.5% increase in same-store sales and $47 million in sales from new stores. The increase in same-store sales was driven by 1.3% increase in transactions and a 1.2% increase in average ticket including a favorable currency translation of approximately 70 basis points.

The Company’s gross profit, inclusive of occupancy costs, increased $6 million for the quarter to $523 million. Gross margin decreased 50 basis points to 39.3% driven primarily by a 70 basis points decrease in merchandise margin. This decrease was due to a decline in vendor allowances and higher freight costs, partially offset by lower merchandise costs from increased direct import penetration and improved pricing and promotion management.

Fiscal 2010 gross profit increased $99 million to $1.564 billion. Gross margin improved 110 basis points over prior year to 38.8% of sales primarily from a 60 basis points improvement in merchandise margins. The increase in the Company’s merchandise margin was principally due to our direct import initiative and improved pricing and promotion management. Occupancy costs decreased 50 basis points due to increased leverage on higher same-store sales as well as continued focus on cost management and lower amortization expense.

Selling, general and administrative expense in the fourth quarter decreased $3 million to $312 million and, as a percent of sales, decreased 80 basis points to 23.4% versus the prior year period due primarily to decreased performance-based bonus expense. Fiscal 2010 selling, general and administrative expense increased $7 million to $1.059 billion. As a percentage of net sales, selling, general and administrative expense decreased 80 basis points due to increased payroll leverage on higher comparable store sales and a

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

decrease in group insurance and depreciation expense.

Operating income increased $8 million to $207 million, or to 15.6% of sales in the fourth quarter of fiscal 2010 from $199 million, or 15.4% of sales in the fourth quarter of fiscal 2009. Fiscal 2010 operating income was $488 million, or 12.1% of sales, versus $397 million, or 10.1% of sales, for fiscal 2009.

Interest expense was down slightly for the fourth quarter at $69 million. Interest expense for fiscal 2010 was $276 million, an increase of $19 million versus the prior year expense of $257 million, due to increased interest rates associated with our amended credit facilities. Additionally, the Company refinanced its $750 million Senior Notes during fiscal 2010 resulting in a loss on early extinguishment of debt of $53 million for the early call and tender premiums and remaining unamortized debt issuance costs.

Other income for the quarter reflects a $2 million gain from the change in the fair value of the interest rate cap. Other expense for fiscal 2010 related to a $12 million loss in the fair value of the interest rate cap, partially offset by $2 million of foreign exchange rate gains.

The effective tax rates for the fourth quarter of fiscal 2010 and for the fiscal year were 30.1% and 34.4%, respectively.

Net income increased 14% in the fourth quarter to $98 million for the thirteen weeks ended January 29, 2011, compared to $86 million for the thirteen weeks ended January 30, 2010. For the year, net income was $98 million, compared to a net income of $107 million for the fifty-two weeks ended January 30, 2010.

Adjusted EBITDA for the fourth quarter of fiscal 2010 was $241 million, or 18.1% of sales, versus $238 million, or 18.3% of sales, for the same period last year. Fiscal 2010 Adjusted EBITDA was $622 million, or 15.4% of sales, versus $544 million, or 14.0% of sales, for fiscal 2009. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA presented herein are included at the end of this press release.

Balance Sheet and Cash Flow

Year-end debt levels totaled $3.668 billion compared to $3.803 billion as of the end of fiscal 2009.  The decrease is primarily the result of $228 million in repayments of the Company’s Senior Secured Term Loan including an excess cash flow payment of $118 million made in the first quarter and voluntary prepayments totaling $110 million made during the fourth quarter. These repayments are partially offset by $50 million of non-cash accretion associated with our 13% Junior Discount Notes and an incremental $44 million associated with the refinancing of our $750 million 10% Senior Notes due 2014 with $800 million 7¾% Senior Notes due 2018 which were issued at a slight discount to par.

The Company’s cash balance at the end of fiscal 2010 was $319 million, an increase of $102 million over last year’s ending balance. The Company had no borrowings outstanding and $604 million of availability under its revolving credit facility. Subsequent to year-end, the Company made an additional voluntary prepayment of $50 million toward its Senior Secured Term Loan.

Average inventory per Michaels store at the end of fiscal 2010, inclusive of distribution centers, was $758,000, down 6.8% from last year’s balance of $814,000 due to efforts to improve inventory turns and productivity.

Capital spending during fiscal 2010 totaled $81 million versus $43 million for fiscal 2009. Approximately $47 million of current year expenditures were attributable to real estate activities, including new, relocated, existing and remodeled stores, with the remainder being attributable to strategic initiatives and maintenance requirements. The Company currently plans capital expenditures for fiscal 2011 to be in the range of $115 to $125 million as it accelerates new store openings and continues investment in infrastructure and other long-term investments.

During fiscal 2010, the Company opened 33 new stores, including 10 relocations, and closed one Michaels store. In addition, the Company closed 15 Aaron Brothers stores during this period.

The Company will host a conference call at 8:00 a.m. Central time today. Those who wish to participate in the call may do so by dialing 866-425-6198, conference ID# 34790384. Any interested party will also have the opportunity to access the call via the internet at www.michaels.com. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 800-642-1687, PIN # 34790384. In addition, the Company will file its Annual Report on Form 10-K with the Securities and Exchange Commission later today.

Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of March 24, 2011, the Company owns and operates 1,047 Michaels stores in 49 states and Canada, and 137 Aaron Brothers stores.

This news release may contain forward-looking statements that reflect our plans, estimates and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that the Company or its management  “plans,” “estimates,” “believes” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 29, 2011. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income and forecasts of other financial performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to: risks related to the effect of economic uncertainty; our reliance on foreign suppliers increases our risk of obtaining adequate, timely, and cost-effective product supplies; significant increases in inflation or commodity prices such as petroleum, natural gas, electricity, steel and paper may adversely affect our costs, including cost of merchandise; risks related to our substantial indebtedness; our debt agreements contain restrictions that limit our flexibility in operating our business; our growth depends on our ability to open new stores; our success will depend on how well we manage our business; changes in customer demand could materially adversely affect our sales, operating results and cash flow;  unexpected or unfavorable consumer responses to our promotional or merchandising programs could materially adversely affect our sales, operating results and cash flow; changes in newspaper subscription rates may result in reduced exposure to our circular advertisements; improvements to our supply chain may not be fully successful; our suppliers may fail us; risks associated with the vendors from whom our products are sourced could materially adversely affect our revenue and gross profit; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws, may adversely impact our operations, merchandise offering, reputation and financial position; we have co-sourced certain of our information technology, accounts payable, payroll, accounting and human resources functions and may co-source other administrative functions, which make us more dependent upon third parties; our information systems may prove inadequate; failure to adequately maintain security and prevent unauthorized access to our electronic and other confidential information could materially adversely affect our financial condition and operating results; changes in regulations or enforcement may adversely impact our business; a weak fourth quarter would materially adversely affect our operating results; competition could negatively impact our business; the interests of our controlling stockholders may conflict with the interests of our creditors; and other factors as set forth in our prior filings with the Securities and Exchange Commission, including those set forth under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

Michaels Stores, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Company defines EBITDA as net income before interest, income taxes, discontinued operations, goodwill impairment, depreciation and amortization. Additionally, the table presents Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).  The Company defines Adjusted EBITDA as EBITDA adjusted for certain defined amounts that are added to, or subtracted from, EBITDA (collectively, the “Adjustments”) in accordance with the Company’s $2.4 billion Senior secured term loan and $900 million Asset-based revolving credit facility. The Adjustments are described in further detail in the footnotes to the table below.

The Company has presented EBITDA and Adjusted EBITDA in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company uses EBITDA, among other metrics, to evaluate operating performance, to plan and forecast future periods’ operating performance and as an element of its incentive compensation targets for certain management personnel. Adjusted EBITDA is a required calculation under the Company’s Senior secured term loan and its Asset-based revolving credit facility. As it relates to the Senior secured term loan, Adjusted EBITDA is used in the calculations of fixed charge coverage and leverage ratios, which, under certain circumstances may result in limitations on the Company’s ability to make restricted payments as well as the determination of mandatory repayments of the loans. Under the Asset-based revolving facility, Adjusted EBITDA is used in the calculation of fixed charge coverage ratios, which, under certain circumstances, may restrict the Company’s ability to make certain payments (characterized as restricted payments), investments (including acquisitions) and debt repayments.

As EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity calculated in accordance with U.S. GAAP, these measures should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies. As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA and Adjusted EBITDA to net earnings and net cash provided by operating activities.

Michaels Stores, Inc.

Consolidated Balance Sheets

(In millions, except share and per share amounts)

(Unaudited)

Subject to reclassification

	January 29,	January 30,
	2011	2010
ASSETS
Current assets:
Cash and equivalents	$319	$217
Merchandise inventories	826	873
Prepaid expenses and other	73	72
Deferred income taxes	56	45
Income tax receivable	1	—
Total current assets	1,275	1,207
Property and equipment, at cost	1,329	1,257
Less accumulated depreciation	(1,028)	(940)
Property and equipment, net	301	317
Goodwill	95	94
Debt issuance costs, net of accumulated amortization of $60 at January 29, 2011 and $56 at January 30, 2010	72	70
Deferred income taxes	18	1
Other assets	9	21
Total non-current assets	194	186
Total assets	$1,770	$1,710

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$273	$231
Accrued liabilities and other	384	356
Current portion of long-term debt	1	119
Income taxes payable	29	11
Total current liabilities	687	717
Long-term debt	3,667	3,684
Deferred income taxes	4	—
Other long-term liabilities	76	80
Total long-term liabilities	3,747	3,764
Total liabilities	4,434	4,481
Commitments and contingencies
Stockholders’ deficit:
Common Stock, $0.10 par value, 220,000,000 shares authorized; 118,419,850 shares issued and outstanding at January 31, 2011; 118,387,229 shares issued and outstanding at January 30, 2010	12	12
Additional paid-in capital	43	35
Accumulated deficit	(2,726)	(2,824)
Accumulated other comprehensive income	7	6
Total stockholders’ deficit	(2,664)	(2,771)
Total liabilities and stockholders’ deficit	$1,770	$1,710

Michaels Stores, Inc.

Consolidated Statements of Operations

(In millions)

(Unaudited)

Subject to reclassification

	Quarter Ended		Year Ended
	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010

Net sales	$1,331	$1,300	$4,031	$3,888
Cost of sales and occupancy expense	808	783	2,467	2,423
Gross profit	523	517	1,564	1,465
Selling, general, and administrative expense	312	315	1,059	1,052
Related party expenses	4	3	14	14
Store pre-opening costs	—	—	3	2
Operating income	207	199	488	397
Interest expense	69	70	276	257
Loss on early extinguishment of debt	—	—	53	—
Other (income) and expense, net	(2)	4	10	(17)
Income before income taxes	140	125	149	157
Provision for income taxes	42	39	51	50
Net income	$98	$86	$98	$107

Michaels Stores, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

Subject to reclassification

	Fiscal Year
	2010	2009
Operating activities:
Net income (loss)	$98	$107
Adjustments:
Depreciation and amortization	103	116
Share-based compensation	8	8
Debt issuance costs amortization	20	17
Accretion of subordinated discount notes	50	45
Change in fair value of interest rate cap	12	(10)
Loss on early extinguishment of debt	53	—
Changes in assets and liabilities:
Merchandise inventories	47	34
Prepaid expenses and other	(1)	(2)
Deferred income taxes and other	(23)	(4)
Accounts payable	36	6
Accrued interest	(4)	15
Accrued liabilities and other	31	56
Income taxes payable	16	12
Other long-term liabilities	(8)	5
Net cash provided by operating activities	438	405

Investing activities:
Business acquisition	(2)	—
Additions to property and equipment	(81)	(43)
Net cash used in investing activities	(83)	(43)

Financing activities:
Issuance of senior notes due 2018	794	—
Repayments on senior notes due 2014	(791)	—
Repayments on senior secured term loan facility	(228)	(23)
Borrowings on asset-based revolving credit facility	48	725
Payments on asset-based revolving credit facility	(48)	(873)
Payment of debt issuance costs	(34)	—
Change in cash overdraft	6	(7)
Net cash used in financing activities	(253)	(178)

Net increase in cash and equivalents	102	184
Cash and equivalents at beginning of period	217	33
Cash and equivalents at end of period	$319	$217

Supplemental Cash Flow Information:
Cash paid for interest.	$208	$180
Cash paid for income taxes	$64	$26
Non-cash investing activity:
Contingent consideration liability	$4	$—

Michaels Stores, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of operations:

(Schedule may not foot due to rounding)

	Quarter Ended		Year Ended
	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	60.7	60.2	61.2	62.3
Gross profit	39.3	39.8	38.8	37.7
Selling, general, and administrative expense	23.4	24.2	26.3	27.1
Related party expenses	0.3	0.2	0.3	0.4
Store pre-opening costs	—	—	0.1	0.1
Operating income	15.6	15.4	12.1	10.1
Interest expense	5.2	5.4	6.8	6.6
Loss on early extinguishment of debt	—	—	1.3	—
Other (income) and expense, net	(0.2)	0.3	0.2	(0.4)
Income before income taxes	10.6	9.7	3.8	3.9
Income tax expense	3.2	3.0	1.3	1.3
Net income	7.4	6.7	2.5	2.6

The following table sets forth certain of our unaudited operating data:

	Quarter Ended		Year Ended
	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010
Michaels stores:
Retail stores open at beginning of period	1,046	1,027	1,023	1,009
Retail stores opened during the period	—	—	23	18
Retail stores opened (relocations) during the period	—	—	10	5
Retail stores closed during the period	(1)	(4)	(1)	(4)
Retail stores closed (relocations) during the period	—	—	(10)	(5)
Retail stores open at end of period	1,045	1,023	1,045	1,023

Aaron Brothers stores:
Retail stores open at beginning of period	141	152	152	161
Retail stores opened during the period	—	—	—	—
Retail stores opened (relocations) during the period	—	—	—	—
Retail stores closed during the period	(4)	—	(15)	(9)
Retail stores closed (relocations) during the period	—	—	—	—
Retail stores open at end of period	137	152	137	152

Total store count at end of period	1,182	1,175	1,182	1,175

Other operating data:
Average inventory per Michaels store (1)	$758	$814	$758	$814
Comparable store sales increase (2)	0.7%	1.5%	2.5%	0.2%

(1)	Average inventory per Michaels store calculation excludes Aaron Brothers.

(2)

Comparable store sales increase represents the increase in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions. A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed. If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention. A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.

Michaels Stores, Inc.

Reconciliation of Adjusted EBITDA

(in millions)

	Quarter	Quarter
	ended	ended
	January 29, 2011	January 30, 2010	Fiscal 2010	Fiscal 2009

Cash flows from operating activities	$323	$299	$438	$405
Depreciation and amortization	(26)	(30)	(103)	(116)
Share-based compensation	(2)	(2)	(8)	(8)
Deferred financing cost amortization	(6)	(4)	(20)	(17)
Accretion of subordinated discount notes	(13)	(12)	(50)	(45)
Change in fair value of interest rate cap	3	(6)	(12)	10
Loss on early extinguishment of debt	—	—	(53)	—
Changes in assets and liabilities	(181)	(159)	(94)	(122)
Net income	98	86	98	107
Interest expense	69	70	276	257
Loss on early extinguishment of debt	—	—	53	—
Income tax provision	42	39	51	50
Depreciation and amortization	26	30	103	116
EBITDA	235	225	581	530
Adjustments:
Share-based compensation	2	2	8	8
Sponsor Fees	4	3	14	14
Termination expense	1	—	1	4
Pre-opening costs	—	—	3	2
Foreign currency translation losses (gains)	1	—	(2)	(5)
Store closing costs	—	1	2	5
Loss (gain) on interest rate cap	(3)	6	12	(10)
Other (1)	1	1	3	(4)
Adjusted EBITDA	$241	$238	$622	$544

(1) Other adjustments relate to items such as the moving & relocation expenses, franchise taxes and foreign currency hedge.